Exhibit 99.1

GeoMet Announces Engagement of Consultant

to Market Properties in West Virginia

Houston, Texas - July 9, 2009 - GeoMet, Inc. (NASDAQ: GMET) announced today that it has engaged a divestment firm to market a 50% non-operated working interest in 147 wells in the eastern portion of its Pond Creek Field in West Virginia. A data room has opened in the offices of the divestment firm and will remain open until August 14, 2009 unless a definitive purchase and sale agreement is entered into prior to that date.

GeoMet estimates that the 50% working interest in these wells currently represents approximately 20% of the Company’s net daily production of natural gas and approximately 10% of its proved reserves at December 31, 2008.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), John Baldissera with BPC Financial at (800) 368-1217, or visit our website at www.geometinc.com.